Exhibit (k)(7)
AGREEMENT AND PLAN OF MERGER This Agreement and Plan of Merger (the “Agreement”), dated as of May 10, 2007, is by and among Main Street Capital Corporation, a Maryland corporation (“Parent”). MSCC Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), and Main Street Mezzanine Fund, LP, a Delaware limited partnership (the “Fund”). Recitals:
WHEREAS, Merger Sub is a wholly-owned subsidiary of Parent; and
WHEREAS, pursuant to the terms and conditions of this Agreement, (i) Merger Sub will merge with and into the Fund, with the Fund continuing as the surviving entity and as a subsidiary of Parent whose sole limited partner will be Parent and whose sole general partner will be Main Street Mezzanine Management, LLC, a Delaware limited liability company which is to become a wholly-owned subsidiary of Parent (the “General Partner”), and (ii) the limited partners of the Fund (the “Fund Limited Partners”) will receive common stock of Parent on the terms set forth herein; and
WHEREAS, it is contemplated that these transactions will close concurrently with the closing of the transactions contemplated by that certain Exchange Agreement (the “GP Exchange Agreement”) by and among Parent and the members of the General Partner, pursuant to which (i) Parent will acquire from the members of the General Partner 100% of their equity interests in the General Partner, and (ii) the members of the General Partner will receive common stock of Parent on the terms set forth therein; and
WHEREAS, it is contemplated that these transactions will close concurrently with the closing of the transactions contemplated by that certain Exchange Agreement (the “IA Exchange Agreement”) by and among Parent and the members of Main Street Capital Partners, LLC, a Delaware limited liability company (the “Investment Advisor”), pursuant to which (i) Parent will acquire from the members of the Investment Advisor 100% of their equity interests in the Investment Advisor, and (ii) the members of the Investment Advisor will receive common stock of Parent on the terms set forth therein; and
WHEREAS, it is contemplated that these transactions will close concurrently with the closing of the initial public offering of shares of common stock by Parent in a firm-commitment underwritten offering (the “Main Street IPO”): and
WHEREAS, it is contemplated that the issuance of common stock by Parent to the Fund Limited Partners pursuant to this Agreement, to the members of the General Partner pursuant to the GP Exchange Agreement and to the members of the Investment Advisor pursuant to the IA Exchange Agreement will be exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and/or Rule 506 thereunder;
NOW, THEREFORE, in consideration of the mutual covenants and undertakings set forth herein, and subject to and on the terms and conditions set forth herein, the parties hereby agree as follows:

ARTICLE I THE MERGER
Section 1.1 The Merger. At the Effective Time (as defined below), in accordance with this Agreement, the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”) and the Delaware Limited Liability Company Act (the “Delaware LLC Act”). Merger Sub will merge with and into the Fund (the “Merger”), the separate existence of Merger Sub will cease, and the Fund will continue as the surviving entity as a Delaware limited partnership (the “Surviving Entity”). From and after the Effective Time, the Surviving Entity will possess all the rights, privileges, immunities and franchises, of a public as well as a private nature, and will be subject to all liabilities, obligations and penalties of, the Fund and Merger Sub, all with the effect set forth in the Delaware LP Act and the Delaware LLC Act.
Section 1.2 Certificate of Limited Partnership and Agreement of Limited Partnership, The Certificate of Limited Partnership of the Fund in effect immediately prior to the Effective Time will be the Certificate of Limited Partnership of the Surviving Entity, until duly amended in accordance with applicable law. The Amended and Restated Agreement of Limited Partnership of the Fund attached hereto as Exhibit A will be the Agreement of Limited Partnership of the Surviving Entity, until duly amended in accordance with applicable law.
Section 1.3 General Partner, The General Partner will continue as the general partner of the Surviving Entity as of the Effective Time.
Section 1.4 Conversion of Fund Partnership Interests.
(a) As of the Effective Time, by virtue of the Merger and without any action on the part of the Fund, Merger Sub, or the respective partners thereof, the limited partnership interests of the Fund (the “Fund Limited Partnership Interests”) that are outstanding as of the Effective Time will be converted into the right to receive the Merger Consideration, as determined pursuant to Section 1.4(c) below. All Fund Limited Partnership Interests, when converted in accordance with this Section 1.4(a), will no longer be outstanding, will automatically be cancelled, and will cease to exist, and will thereafter represent the right to receive the Merger Consideration in respect of such Fund Limited Partnership Interests. As of the Effective Time, the 0.7% general partnership interest in the Fund shall remain issued and outstanding and unaffected by the Merger.
(b) As of the Effective Time, by virtue of the Merger and without any action on the part of the Fund, Merger Sub, or the respective partners thereof, the 100% ownership interest held by Parent in Merger Sub (the “Merger Sub Ownership Interest”) will be converted into a 99.3% limited partnership interest of the Surviving Entity. The Merger Sub Ownership Interest, when converted in accordance with this Section 1.4(b), will no longer be outstanding, will automatically be cancelled, and will cease to exist.
(c) The merger consideration (the “Merger Consideration”) payable to the Fund Limited Partners will be payable in shares of common stock of Parent in an amount equal to, on an aggregate basis, (i) $40,885,112 (the “Total Dollar Merger Amount”), divided by (ii) the initial public offering price per share in the Main Street IPO (the shares issuable to the Fund Limited Partners in the Merger, the “Merger Shares”). The Merger Shares will be allocated among the Fund

Limited Partners in proportion to the respective partnership interests held in the Fund by the Fund Limited Partners as of the Effective Time,
(d) The number of Merger Shares payable to any Fund Limited Partner pursuant to the formula set forth above will be rounded to the nearest whole number. At the Effective Time, the Parent will issue Merger Shares to each Fund Limited Partner in the amount determined in accordance with Section 1.4(c) above, subject to such Fund Limited Partner’s execution and delivery of a Subscription Agreement in the form attached as an Exhibit to the Confidential Information Statement/Private Placement Memorandum dated as of April 27, 2007, delivered by the Fund and Parent to the Fund Limited Partners.
ARTICLE II CLOSING
Section 2.1 Closing. The closing of the transactions contemplated hereby (the “Closing”) will take place at the offices of the parties, 1300 Post Oak Boulevard, Suite 800, Houston, Texas 77056, concurrently with the closing of the transactions contemplated by the GP Exchange Agreement, the IA Exchange Agreement and the Main Street IPO, or at such other time and place as the parties mutually agree. For purposes of this Agreement, “Closing Date” means the date on which the Closing occurs.
Section 2.2. Effective Time. Upon the terms and conditions of this Agreement, the parties shall deliver a Certificate of Merger to the Secretary of State of the State of Delaware (the “Certificate of Merger”) contemporaneously with, or immediately after, the Closing, and shall make all other filings or recordings as may be required under the Delaware LP Act and the Delaware LLC Act and any other applicable law in order to effect the Merger. The Merger will become effective at the time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the Delaware LP Act and the Delaware LLC Act, or at such later time as the parties may agree and as is provided in the Certificate of Merger. The date and time at which the Merger will so become effective is herein referred to as the “Effective Time.”
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE FUND
The Fund hereby represents and warrants to Parent and Merger Sub as follows:
Section 3.1 Organization and Good Standing. The Fund is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware, with full limited partnership power and authority to conduct its business as it is now being conducted.
Section 3.2 Authority. This Agreement constitutes the valid and binding obligation of the Fund, enforceable against the Fund in accordance with its terms. The Fund has all requisite limited partnership power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Fund and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Fund.

Section 3.3 Capitalization. The limited partnership interests of the Fund are owned by the persons and in percentages set forth in Schedule 3.3. There are no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments that obligate the Fund to issue, transfer or sell any partnership interests in the Fund except as may be set forth in the Agreement of Limited Partnership of the Fund dated as of June 30, 2002, as amended (the “Fund LP Agreement”).
Section 3.4 No Conflict. Neither the execution and delivery of this Agreement by the Fund nor the consummation of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time): (i) conflict with any legal requirement or order of any court or governmental authority to which the Fund is subject, (ii) conflict with the Fund LP Agreement or the Certificate of Limited Partnership of the Fund, or (iii) breach any provision of any contract to which the Fund is a party. Except for any consents required to be obtained from the United States Small Business Administration (the “SBA”). the Fund is not and will not be required to give any notice to or obtain any consent or approval from any person in connection with the execution and delivery of this Agreement or the consummation of the transactions under this Agreement.
Section 3.5 Legal Proceedings; Orders. There are no legal proceedings or actions pending or, to the knowledge of the Fund, threatened, against the Fund that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereby. There are no orders pending or, to the knowledge of the Fund, threatened, against the Fund that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereby.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Each of Parent and Merger Sub jointly and severally represents and warrants to the Fund as follows:
Section 4.1 Organization and Good Standing. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland, with full corporate power and authority to conduct its business as it is now being conducted. Merger Sub is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, with full limited liability company power and authority to conduct its business as it is now being conducted.
Section 4.2 Authority. This Agreement constitutes the valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms. Parent has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Merger Sub has all requisite limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by Parent and Merger Sub.
Section 4.3 Valid Issuance of Merger Shares. The Merger Shares being issued hereunder have been duly and validly authorized, and will be duly and validly issued, fully paid and nonassessable after issuance and sale to the Fund Limited Partners pursuant to this Agreement, and will be free of any liens, encumbrances or restrictions on transfer other than restrictions on transfer under applicable federal and state securities laws.
Section 4.4 No Conflict. Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time): (i) conflict with any legal requirement or order of any court or governmental authority to which Parent or Merger Sub is subject, (ii) conflict with the Articles of Incorporation or Bylaws of Parent or the Articles of Organization or Limited Liability Company Agreement of Merger Sub, or (iii) breach any provision of any contract to which the Parent or Merger Sub is a party. Except for any consents required to be obtained from the SBA, neither Parent nor Merger Sub is or will be required to give any notice to or obtain any consent or approval from any person in connection with the execution and delivery of this Agreement or the consummation of the transactions under this Agreement.
Section 4.5 Legal Proceedings; Orders. There are no legal proceedings or actions pending or, to the knowledge of Parent or Merger Sub, threatened, against Parent or Merger Sub that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereby. There are no orders pending or, to the knowledge of Parent or Merger Sub, threatened, against Parent or Merger Sub that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereby.
ARTICLE V CONDITIONS TO CLOSING
Section 5.1 Mutual Conditions. The obligations of each party to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions (any of which may be waived in writing, in whole or in part, by such party):
(a) Closing of Main Street IPO. The Main Street IPO must close concurrently with the closing of the transactions contemplated hereby.
(b) Approval of SBA. The SBA must have consented to the transactions contemplated by, and related to, this Agreement, the GP Merger Agreement and the Main Street IPO.
Section 5.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the following condition (which may be waived in writing, in whole or in part, by Parent and Merger Sub):
(a) Representations and Warranties. The representations and warranties of the Fund in Article III must be true and correct in all material respects as of the Closing.
Section 5.3 Conditions to Obligations of the Fund. The obligations of the Fund to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the following condition (which may be waived in writing, in whole or in part, by the Fund):

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub in Article IV must be true and correct in all material respects as of the Closing.
ARTICLE VI REGISTRATION COVENANT
Section 6.1 Registration.
(a) Reasonable Best Efforts to Register. Following the first anniversary of the Closing, Parent shall use its reasonable best efforts to file a registration statement with respect to the resale of all of the Merger Shares, and to cause such registration statement to become effective, as soon as practicable following such first anniversary (the Merger Shares to be registered, the “Registered Shares”): provided, however, that Parent will not be obligated to effect any such registration for such period of time, as, in the good faith judgment of the Board of Directors of Parent, such registration would be seriously detrimental to Parent and the Board of Directors of Parent concludes, as a result, that it is essential to defer the filing of such registration statement until such time as such registration would not be detrimental. In addition, Parent will use reasonable best efforts to cause the Merger Shares to be listed on the Nasdaq Global Market or other securities exchange on which Parent’s common stock is then listed at such time that the resale of the Merger Shares is registered.
(b) Expenses. All Registration Expenses (as defined below) incurred in connection with any registration pursuant to Section 6.1 (a) above will be borne by the Parent. Any Selling Expenses (as defined below) relating to the Registered Shares will be borne by the holders of such securities pro rata on the basis of the number of shares of securities so registered on their behalf. For purposes of this Agreement, (i) “Registration Expenses” means all expenses incurred in effecting any registration pursuant to Section 6.1 (a) above, including, without limitation, all registration, qualification, and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for Parent, blue sky fees and expenses, expenses of any regular or special audits incident to or required by any such registration and reasonable fees and disbursements of one counsel for the Fund Limited Partners as selling stockholders, but will not include (x) Selling Expenses and (y) the compensation of regular employees of the Parent, which will be paid in any event by the Parent, and (ii) “Selling Expenses” means any underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of the Registered Shares and fees and disbursements of counsel for any Fund Limited Partner (other than the fees and disbursements of one counsel for the Fund Limited Partners included in Registration Expenses as set forth above).
ARTICLE VII
GENERAL PROVISIONS
Section 7.1 Survival. None of the representations and warranties, and any covenant to be performed prior to the Effective Time, set forth herein, shall survive the Effective Time.
Section 7.2 Termination. By written notice, this Agreement may be terminated by either the Fund, on the one hand, or Parent and Merger Sub, on the other hand, if the Closing has not occurred on or before December 31, 2007.

Section 7.3 Waiver. No failure to exercise, and no delay in exercising, on the part of either party, any privilege, any power or any right hereunder will operate as a waiver thereof, nor will any single or partial exercise of any privilege, right or power hereunder preclude further exercise of any other privilege, right or power hereunder.
Section 7.4 Entire Agreement and Modification. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this agreement and supersedes all prior agreements between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement signed by the party to be charged with the amendment. This Agreement shall be amended by the parties if requested by the SBA to comply with SBA regulations, provided that no such amendment will change the total amount or allocation of the Merger Consideration.
Section 7.5 Assignment; Binding Effect; No Third Party Beneficiaries. This Agreement may not be assigned by any party without the prior written consent of the other party(ies). Subject to the foregoing, this Agreement will be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. Nothing in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right under or with respect to this Agreement, except such rights as will inure to a successor or permitted assignee pursuant to this Section 7.5.
Section 7.6 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.
Section 7.7 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law provisions thereof,
Section 7.8 Construction. The language used in the Agreement will be construed, in all cases, according to its fair meaning, and not for or against any party hereto. The parties acknowledge that each party has reviewed this Agreement and that rules of construction to the effect that any ambiguities are to be resolved against the drafting party will not be available in the interpretation of this Agreement.
Section 7.9 Execution of Agreement; Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
Section 7.10 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and must be delivered (i) personally, (ii) by facsimile with confirmation of transmission by the transmitting equipment, or (iii) by certified or registered mail (postage prepaid, return receipt requested), and will be deemed given when so delivered personally or by facsimile, or if mailed, three (3) days after the date of mailing, to the addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to Parent or Merger Sub:
Main Street Capital Corporation
1300 Post Oak Boulevard, Suite 800 Houston, Texas 77056 Attn: Chief Executive Officer Facsimile: (713) 350-6042
If to the Fund:
Main Street Mezzanine Fund, LP c/o Main Street Mezzanine Management, LLC, its general partner
1300 Post Oak Boulevard, Suite 800
Houston, Texas 77056
Attn: Managing Director
Facsimile: (713) 350-6042
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[signature page of Agreement and Plan of Merger]
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above,
PARENT: Main Street Capital Corporation
By: /s/ Vince Foster
Name: VINCE FOSTER
Its:
MERGER SUB: MSCC Merger Sub, LLC
By: Main Street Capital Corporation, its manager
By: /s/ Vince Foster
Name: VINCE FOSTER
Its:
President
FUND: Main Street Mezzanine Fund, LP
By: Main Street Mezzanine Management, LLC, its general partner
By: /s/
Name: Todd A. Roppet
Its: Voting Member

Exhibit A Amended and Restated Agreement of Limited Partnership
[see attached]

Schedule 3.3 Limited Partnership Interests
[see attached]